GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK A Stock Company [50 Main Street, 10th Floor White Plains, NY 10606] [1-877-723-8723]

Individual Retirement Annuity Endorsement

ENDORSEMENT ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK (THE COMPAN) AS PART OF THE CONTRACT AND RIDER, IF APPLICABLE, TO WHICH IT IS ATTACHED. THE EFFECTIVE DATE OF THIS ENDORSEMENT IS THE SAME AS THE ISSUE DATE OF THE CONTRACT. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT OR RIDER, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE PROVISIONS IN THIS ENDORSEMENT ARE BEING ADDED TO THE CONTRACT TO COMPLY WITH THE REQUIREMENTS OF THE TAX CODE.

THE OWNER SHALL COMPLY WITH THE TAX QUALIFIED PLAN PROVISIONS TO PREVENT LOSS OF THE ADVANTAGES OF TAX DEFERRAL AND TO PREVENT TAX PENALTIES.

To qualify as an Individual Retirement Annuity under section 408 of the Internal Revenue Code of 1986, as amended (“Code”) the Contract is amended as follows:

(1)	The Annuitant will at all times be the Owner of the Contract.

(2)	The entire interest of the Owner is nonforfeitable.

(3)	The Contract is established for the exclusive benefit of the Owner and the Beneficiary.

(4)	No joint Owner may be named. Any provision of the Contract that would allow joint ownership or that would allow more than one person to share distributions is deleted.

(5)

The Contract is nontransferable. The Owner may not borrow any money under the Contract or pledge the account or any portion of it as security for a loan. Additionally, the Contract Owner may not sell, assign or transfer this Contract, except as provided in Section (6).

(6)

Except in the case of a “rollover contribution” as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8) 403(b)(10) 408(d)(3) or 457(e)(16) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), as described in Section 408(k), no Contributions will be accepted unless they are in cash, and the total of such Contributions shall not exceed the maximum as Section 219(b)(5)(A) of the Code may allow, for any taxable year, regardless of whether such Contributions are deductible by the Contract Owner under Section 219(b)(5) of the Code.

In the case of an individual who is age 50 or older, the annual cash Contribution limit is increased by the amount as Section 219(5)(B) of the Code may allow for any taxable year.

The Owner shall have the sole responsibility for determining whether any premium payment meets applicable income tax requirements.

(7)

Required Minimum Distributions (“RMDs”) made under the Rider will only be made in a manner consistent with Paragraphs 9 and 10 of this Endorsement. It is the responsibility of the Owner or Beneficiary, as applicable, to Request payments in accordance with the distribution requirements of Paragraphs 9 and

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10. The Company is not responsible for any penalties resulting from a failure to Request timely payments in the proper amount.

Any RMD during the GLWB Accumulation Phase shall be considered an Excess Withdrawal.

During the GAW Phase, RMDs are not Excess Withdrawals if the required distribution under the Qualified Annuity Contract causes the total Distributions to exceed the GAW amount. The Benefit Base will not be reduced for an RMD Installment to the extent the RMD amount is attributable to the Covered Fund(s).

No payout of benefits provided under the Contract will be allowed that does not satisfy the RMD requirements of the Code. The death benefit provisions will be interpreted and administered in accordance with such requirements.

Payments which satisfy the minimum distribution requirements of the Code must begin no later than April 1 of the calendar year following the calendar year in which the Owner attains age 70 1⁄2.

The Owner should consult a tax advisor regarding withdrawals to satisfy his or her RMD amount.

(8)	Distributions Before Death

Notwithstanding any provision of the Contract or this Endorsement to the contrary, the distribution of the individual’s interest in the Qualified Annuity Contract shall be made in accordance with the requirements of Section 408(b)(3) of the Code and the regulations thereunder, the provisions of which are incorporated herein by reference. The Owner’s entire interest in the Contract must be distributed, or begin to be distributed, by the Owner’s required beginning date, which is the April 1 of the calendar year following the calendar year in which the Owner reaches age 70 1⁄2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Owner may elect to have the balance in the Contract distributed in one of the following forms:

(a)	a single-sum payment;
(b)	equal or substantially equal payments no less frequently than annually over the life of the Owner;
(c)	equal or substantially equal payments no less frequently than annually over the lives of the Owner and his or her designated Beneficiary;
(d)	equal or substantially equal payments no less frequently than annually over a specified period that may not be longer than the Owner’s life expectancy;
(e)

equal or substantially equal payments no less frequently than annually over a specified period that may not be longer than the joint life and last survivor expectancy of the Owner and his or her designated Beneficiary.

All distributions made hereunder shall be made in accordance with Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Q&A 1 of Section 1.401(a)(9)-5 of the regulations.

If payment is not to be made in the form of periodic annuity payments on an irrevocable basis (except for acceleration), the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall be determined under Q&A 12 of Section 1.401(a)(9)-6 of the regulations.

(9)	Distribution Upon Death

(a)

Distributions beginning before death. If the Owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual’s death.

(b)

Distributions beginning after death. If the Owner dies before distribution of his or her interest begins, distribution of the individual’s entire interest shall be completed by December 31 of the calendar year

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containing the fifth anniversary of the individual’s death, except to the extent that an election is made to receive distribution in accordance with (1) or (2) below:

(1)

If the Owner’s interest is payable to a designated Beneficiary, then the entire interest of the individual may be distributed in equal or substantially equal payments over the life or over a period certain not greater than the life expectancy of the designated Beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Contract Owner died.

(2)

If the Owner’s Spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the Contract Owner’s life expectancy and that such method of distribution complies with the requirements of Section 408(b)(3) of the Code and the regulations thereunder.

(3)

If the designated Beneficiary is the Owner’s surviving Spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the individual died or (B) December 31 of the calendar year in which the individual would have attained age 70 1⁄2.

(4)

If the designated Beneficiary is the Owner’s surviving Spouse, the Spouse may treat the Contract as his or her own Qualified Annuity Contract. This election will be deemed to have been made if such surviving Spouse makes a regular Contribution to the Contract, makes a rollover to or from such Contract, or fails to elect any of the above provisions.

Life expectancy is computed by use of the Single Life Table in Q&A 1 of Section 1.401(a)(9)-9 of the regulations. If distributions are being made to a surviving Spouse as the sole designated Beneficiary, such Spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such Spouse’s age in each year after the calendar year of the Owner’s death. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year following the calendar year of the individual’s death and reduced by 1 for each subsequent year.

(10)

Separate records will be maintained for the interest of each individual. The Company will furnish an annual calendar year report on the status of the Contract and such information concerning Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

(11)

The Company reserves the right to amend this Endorsement at any time in order to comply with the Code and the regulations thereunder. Any such changes will be subject to the prior approval of the Interstate Insurance Product Regulation Commission, if applicable.

Signed for Great-West Life & Annuity Insurance Company of New York on the issuance of this Contract.

[Richard Schultz], [Secretary]	[Mitchell T.G. Graye], [President and Chief Executive Officer]

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